Exhibit 16.1

Securities and Exchange Commission
100 F Street NE
Washington, D.C. 20549

Ladies and Gentlemen:
We have read Item 4.01 of Form 8-K dated February 24, 2021 of First Citizens BancShares, Inc. and are in agreement with the statements contained therein with respect to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.
/s/ Dixon Hughes Goodman LLP
Raleigh, NC
February 24, 2021